Exhibit 99.1

Computer Programs and Systems, Inc. Announces First Quarter Results; Company Announces Initial Cash Dividend of $0.085 Per Share

    MOBILE, Ala.--(BUSINESS WIRE)--April 22, 2003--Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI):

    First Quarter Highlights:

    --  Board of Directors Declares Cash Dividend

    --  Revenue Increased 18.6%

    --  Third Consecutive Quarter of Record Cash Collections

    --  Release of Computerized Physician Order Entry (CPOE)

    Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the first quarter ended March 31, 2003. In addition, the Board of Directors has approved the commencement of a quarterly dividend and declared a first quarter cash dividend of $0.085 (eight and one-half cents) per share, payable May 26, 2003, to shareholders of record as of the close of business on May 9, 2003.
    Commenting on the results, David Dye, chief executive officer and president of CPSI, said, "We are pleased with our strong financial results and the continued demand from community hospitals for our integrated information system solution and complementary services."
    Total revenues for the first quarter ended March 31, 2003, increased 18.6% to $20.1 million compared with total revenues of $16.9 million for the prior year. Net income for the quarter ended March 31, 2003, totaled $2.1 million, or $0.20 per diluted share, compared with pro forma net income of $1.8 million, or $0.19 per diluted share, for the prior year, representing increases of 15.7% and 5.3%, respectively.
    Pro forma adjustments reflect the provision for income taxes as if the Company had been taxed as a C corporation for all periods presented. Excluding pro forma adjustments, net income before taxes for the first quarter ended March 31, 2003, was $3.3 million compared with net income before taxes of $2.9 million for the prior year.
    Commenting on CPSI's decision to begin paying dividends, Mr. Dye continued, "Our management believes that the payment of cash dividends is the best way to use our excess cash to enhance stockholder value. CPSI has no debt, and we expect to continue to generate positive free cash flow going forward. As a result, we believe that CPSI will have adequate cash available to fund the continued growth of our business. We are also in the process of evaluating the implementation of a dividend reinvestment plan as part of our intent to declare dividends going forward."
    The Company reported that future dividend declarations are expected, but will be made at the discretion of the Board of Directors based on the Company's earnings, financial condition, cash requirements and other factors.
    In closing, Mr. Dye added, "We are excited about our ongoing software development efforts, as we recently released our Computerized Physician Order Entry component, and we continue with field clinical trials of our Picture Archiving and Communication System, scheduled for release by the end of 2003. Additionally, our future prospects remain strong, evidenced by the fact that our active sales pipeline continues to steadily increase. However, we have seen a slight lengthening in the sales cycle, as hospitals in general are taking more time to evaluate information technology decisions. Our backlog as of March 31, 2003, was $57.6 million, comprised of approximately $16.9 million relating to non-recurring system purchases and approximately $40.7 million related to recurring payments under support, outsourcing, ASP and ISP contracts. Currently, we anticipate reporting total revenues in the range of $19.5 to $20.5 million and net income of approximately $2.1 to $2.3 million, or $0.20 to $0.22 per diluted share, for the second quarter of 2003."
    A listen-only simulcast and replay of CPSI's third quarter conference call will be available on-line at www.cpsinet.com and www.companyboardroom.com on April 23, 2003, beginning at 9:00 a.m. Eastern Time.
    About Computer Programs and Systems, Inc. CPSI is a leading provider of healthcare information solutions for community hospitals and has more than 450 hospital clients in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. The Company's fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI's staff of over 650 technical, healthcare, and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients' information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.
    This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

                  COMPUTER PROGRAMS AND SYSTEMS, INC.
             Unaudited Condensed Statements of Operations
                 (in thousands, except per share data)

                                                   Three Months Ended
                                                        March 31,
                                                    2003        2002
                                                   -------    -------

Sales revenues:
 Systems sales                                     $10,103    $ 8,800
 Support and maintenance                             8,298      7,090
 Outsourcing                                         1,674      1,031
                                                   -------    -------
   Total sales revenues                             20,075     16,921

Cost of sales:
 Systems sales                                       7,133      6,047
 Support and maintenance                             3,911      3,231
 Outsourcing                                           995        624
                                                   -------    -------
   Total cost of sales                              12,039      9,902
                                                   -------    -------
   Gross profit                                      8,036      7,019

Operating expenses:
 Sales and marketing                                 1,368      1,346
 General and administrative                          3,444      2,874
                                                   -------    -------
   Total operating expenses                          4,812      4,220
                                                   -------    -------

   Operating income                                  3,224      2,799
Interest income, net                                    45         28
Other                                                   40         45
                                                   -------    -------
   Net income before taxes                           3,309      2,872
Provision for income taxes                           1,238       --
                                                   -------    -------
   Net income                                      $ 2,071    $ 2,872
                                                   =======    =======

Basic earnings per share                           $  0.20
                                                   =======
Diluted earnings per share                         $  0.20
                                                   =======

Pro Forma Income Data:
Net income before taxes as reported                           $ 2,872
Pro forma provision for income taxes                            1,082
                                                              -------
Pro forma net income                                          $ 1,790
                                                              =======
Pro forma basic earnings per share                            $  0.19
                                                              =======
Pro forma diluted earnings per share                          $  0.19
                                                              =======
Weighted average shares outstanding:
 Basic                                              10,488      9,288
 Diluted                                            10,569      9,288

                  COMPUTER PROGRAMS AND SYSTEMS, INC.
                  Unaudited Condensed Balance Sheets
                            (in thousands)
                                                  March 31,   Dec. 31,
                                                    2003        2002
                                                   -------    -------

                                ASSETS

Current assets:
 Cash and cash equivalents                         $ 7,347    $ 6,352
 Accounts receivable, net of allowance for
  doubtful accounts of $792 and $768 respectively   12,490     12,599
 Financing receivables, current portion              1,120      1,341
 Inventory                                           1,434      1,615
 Deferred tax asset                                  1,048      1,006
 Prepaid expenses                                      200        328
                                                   -------    -------
   Total current assets                             23,639     23,241

Financing receivables, long-term                       728        841
Property and equipment                               8,801      8,216
Accumulated depreciation                            (3,698)    (3,389)
                                                   -------    -------

   Total assets                                    $29,470    $28,909
                                                   =======    =======

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                                  $ 1,272    $ 2,094
 Deferred revenue                                    1,551      2,348
 Sales and use tax payable                           1,000      1,258
 Accrued vacation                                    1,396      1,317
 Accrued stockholders' distribution                    250        250
 Other accrued liabilities                             429        969
 Income taxes payable                                1,009        194
                                                   -------    -------
   Total current liabilities                         6,907      8,430


Stockholders' equity:
 Common stock, par value $0.001 per share,
   30,000,000 shares authorized, 10,488,000
   shares issued and outstanding                        10         10
 Paid-in capital                                    17,259     17,259
 Deferred compensation                                (212)      (225)
 Retained earnings                                   5,506      3,435
                                                   -------    -------
   Total stockholders' equity                       22,563     20,479
                                                   -------    -------

   Total liabilities and stockholders' equity      $29,470    $28,909
                                                   =======    =======


    CONTACT: Computer Programs and Systems, Inc.
             M. Stephen Walker, 251/639-8100